Exhibit 99.1
PRESS RELEASE
Evergreen Solar Ships 31.9 Megawatts in the Fourth Quarter of 2009
Continued Strong Execution at Devens and China Expansion Remains on Track
Marlboro, Massachusetts, February 8, 2010 — Evergreen Solar, Inc. (NasdaqGM: ESLR), a manufacturer of String Ribbon™ solar power products with its proprietary, low-cost silicon wafer technology, today announced financial results for the fourth quarter ended December 31, 2009.
Key accomplishments during the quarter were:
•	Shipped 31.9 MW from our Devens facility at an average selling price of $2.32 per watt;

•	Improved product gross margins to 11.9% from 7.1% for the third quarter of 2009;

•	Reduced total manufacturing cost to $2.05 per watt, down 8.5% from $2.24 per watt for the third quarter of 2009;

•	Reduced wafer manufacturing cost to approximately $0.69 per watt from $0.75 per watt in the third quarter of 2009;

•	Generated $16.9 million of cash from operations, up from $11.2 million in the third quarter.
“Over two years ago, we established a cost target for our Devens facility of about two dollars per watt. We are pleased to have effectively achieved this cost target during the fourth quarter,” stated Richard M. Feldt, Chairman, CEO and President. “Our proven track record of manufacturing excellence is even more critical as we will relentlessly pursue additional operational efficiencies, further reduce our silicon and other materials costs and make progress on our technology roadmap to further reduce our costs at Devens to about $1.50 per watt in 2011 as we transition panel assembly to China.”
“Our China expansion remains on track,” added Mr. Feldt. “We have a strong Chinese management team and we are hiring experienced engineers and other support staff needed for the initial 100 megawatt facility. Equipment has been ordered, and we should be in a good position to ship our first product by this summer.”
“Demand for our product was robust throughout the fourth quarter of 2009, a trend which has continued so far in the first quarter of 2010. While incentive program modifications in Europe have resulted in some near-term uncertainty with respect to demand and selling prices, we remain focused on what we can directly control, namely continued operational improvements at Devens and our expansion in China, where we believe we will produce wafers at about $0.30 per watt and panels for about $1.00 per watt by 2012 through our relationship with Jiawei Solar,” concluded Feldt.

Fourth Quarter 2009 Financial Results
Revenues for the fourth quarter of 2009 were $74.5 million, compared to $77.7 million (inclusive of $2.2 million of fees from Sovello) for the third quarter of 2009.
Gross margin in the fourth quarter of 2009 was 11.9%, up from 9.7% in the third quarter of 2009. Product gross margin, which excludes fees from Sovello, was 11.9% in the fourth quarter of 2009, compared to 7.1% in the third quarter of 2009.
Operating loss for the fourth quarter was $21.1 million, compared to $6.0 million for the third quarter of 2009. The increase in operating loss was due mainly to non-cash charges of approximately $14.6 million associated with the acceleration of depreciation and other equipment write-offs relating to the planned transition of panel assembly at our Devens facility to our China facility, where we expect to recoup these charges through incremental cost savings.
Net loss for the fourth quarter of 2009 was $98.1 million compared to $82.4 million in the third quarter of 2009. Net loss includes $13.5 million of equity loss in the fourth quarter and $9.7 million in the third quarter from our share of Sovello’s losses. Net loss also includes approximately $56.1 million and $61.9 million (net of income tax benefits of $7.8 million) of impairment charges associated with our investment in Sovello for the fourth and third quarters of 2009, respectively.
As previously disclosed, Sovello has been in default under its bank loan agreement since the end of 2008. Throughout 2009, Sovello operated under waivers from its bank syndicate of certain loan covenant violations. On January 28, 2010, Sovello’s bank syndicate terminated their loan agreement but has not yet demanded repayment of the outstanding loan. Further, in light of a recent European Commission decision, Sovello may be required to return a portion of the grants it received from the German government. If these matters are not satisfactorily resolved, Sovello may need to declare insolvency which could result in further financial obligations for us. As such, we have recorded a non-cash charge of approximately $40.9 million, reflecting the write-off of our remaining investment in Sovello. Additionally, we recorded charges of approximately $8.1 million for payments under our guarantee (that was paid on February 8, 2010) and $7.3 million for estimated payments relating to undertakings with Sovello’s bank and for other expected costs.
Conference Call Information
Management will conduct a conference call at 8:30 a.m. (ET) tomorrow (February 9, 2010) to review the Company’s fourth quarter financial results and highlights. The call will be webcast live over the Internet and can be accessed by logging on to the “Investors” section of Evergreen Solar’s website, www.evergreensolar.com prior to the event.
The call also can be accessed by dialing 877-704-5378 or 913-312-1294 (International) prior to the start of the call and refer to confirmation code 5233604.
For those unable to join the live conference call, a webcast replay will be available from 11:00 a.m. (ET) on February 9 through 8:00 p.m. (ET) on February 19. To access the webcast replay, logon to the “Investors” section of Evergreen Solar’s website, www.evergreensolar.com.

About Evergreen Solar, Inc.
Evergreen Solar, Inc. develops, manufactures and markets String Ribbon™ solar power products using its proprietary, low-cost silicon wafer technology. The Company’s patented wafer manufacturing technology uses significantly less polysilicon than conventional processes. Evergreen Solar’s products provide reliable and environmentally clean electric power for residential and commercial applications globally. For more information about the Company, please visit www.evergreensolar.com. Evergreen Solar® and String Ribbon™ are trademarks of Evergreen Solar, Inc.
Safe Harbor Statement
This press release contains forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations or beliefs. Such forward-looking statements include, but are not limited to, those related to expectations regarding: our ability to improve operational efficiencies, further reduce our silicon and other materials costs and make progress on our technology roadmap; our ability to reduce our wafer manufacturing costs; hiring, operations and costs for our China expansion; potential cost savings from the transition of our panel operation to China; our ability generally to manufacture and sell our products; and the potential insolvency of Sovello and the resulting costs to Evergreen Solar. These statements are neither promises nor guarantees, and involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements, including: risks associated with the our ability to lower manufacturing costs and otherwise successfully manufacture and sell our products; uncertainties related to government regulations, subsidies and incentives; risks from various economic factors such as credit market conditions, fluctuations in currency exchange rates; uncertainties related to the German insolvency process and other risks and uncertainties identified in our periodic filings made with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements for any reason.
CONTACT:
Evergreen Solar, Inc.
Michael McCarthy
Director — Investor Relations
mmccarthy@evergreensolar.com
Phone: 508-251-3261

Evergreen Solar, Inc. (Nasdaq: ESLR)
Consolidated Balance Sheets (a)
(in thousands, except share data)
(Unaudited)

	December 31,
	2008	2009
	(Adjusted)
Assets
Current assets:
Cash and cash equivalents	$100,888	$112,368
Marketable securities	76,621	—
Accounts receivable, net of allowances for doubtful accounts	35,458	53,295
Due from Sovello AG	1,949	—
Inventory	23,500	34,890
Prepaid cost of inventory	11,696	25,634
VAT receivable, net	1,474	8
Other current assets	7,684	11,662

Total current assets	259,270	237,857

Investment in and advances to Sovello AG	115,553	—
Restricted cash	212	3,134
Deferred financing costs	6,152	4,769
Loan receivable from silicon supplier	41,757	—
Prepaid cost of inventory	172,193	147,573
Fixed assets, net	406,191	430,681
Other assets	3,579	295

Total assets	$1,004,907	$824,309

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$62,652	$31,420
Due to Sovello AG and related guarantees	22,840	17,544
Accrued employee compensation	6,451	7,287
Accrued interest	7,392	7,004
Accrued warranty	1,182	2,368

Total current liabilities	100,517	65,623

Senior convertible notes, net of discount	311,531	323,276
Loan and related interest payable	—	34,152
Deferred income taxes	9,776	5,615

Total liabilities	421,824	428,666

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, 250,000,000 and 450,000,000 shares authorized at December 31, 2008 and December 31, 2009, respectively, 164,874,850 and 207,809,919 shares issued and outstanding at December 31, 2008 and December 31, 2009, respectively	1,649	2,078
Additional paid-in capital	803,491	882,466
Accumulated deficit	(223,687)	(488,895)
Accumulated other comprehensive income (loss)	1,630	(6)

Total stockholders’ equity	583,083	395,643

Total liabilities and stockholders’ equity	$1,004,907	$824,309

(a)	On January 1, 2009, the Company adopted FSP No. APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” which has been incorporated into Accounting Standards Codification 470. The rule requires restatement of prior periods to conform to current accounting.

Evergreen Solar, Inc. (Nasdaq: ESLR)
Consolidated Statements of Operations (a)
(in thousands, except per share data)
(Unaudited)

	Quarter Ended		Year-to-Date Period Ended
	December 31,		December 31,
	2008	2009	2008	2009
	(Adjusted)		(Adjusted)
Product revenues	$41,065	$74,526	$95,245	$267,112
Royalty and fee revenues	3,124	20	16,714	4,736

Total revenues	44,189	74,546	111,959	271,848
Cost of revenues	42,159	65,642	93,073	253,484

Gross profit	2,030	8,904	18,886	18,364

Operating expenses:
Research and development	5,668	4,751	22,039	18,058
Selling, general and administrative	6,808	7,270	23,868	26,260
Write-off of loan receivable from silicon supplier	—	—	—	43,882
Equipment write-offs	8,034	6,008	8,034	6,008
Facility start-up	9,675	3,468	30,623	10,107
Restructuring charges	23,134	8,546	30,413	11,940

Total operating expenses	53,319	30,043	114,977	116,255

Operating loss	(51,289)	(21,139)	(96,091)	(97,891)

Other income (expense):
Foreign exchange gains (losses), net	(2,717)	(810)	(4,078)	2,650
Interest income	2,691	1,056	12,695	4,728
Interest expense	(4,711)	(7,638)	(8,368)	(26,980)

Other income (expense), net	(4,737)	(7,392)	249	(19,602)

Loss before equity income (loss) from interest in Sovello AG, impairment of equity investment and income tax benefit	(56,026)	(28,531)	(95,842)	(117,493)
Equity income (loss) from interest in Sovello AG	2,211	(13,546)	8,435	(29,748)
Impairment and other charges associated with equity investment in Sovello AG	—	(56,344)	—	(126,057)
Income tax benefit	—	(285)	—	(8,090)

Net loss	$(53,815)	$(98,136)	$(87,407)	$(265,208)

Net loss per share (basic and diluted)	$(0.33)	$(0.48)	$(0.67)	$(1.41)

Weighted average shares used in computing basic and diluted net loss per share	161,678	204,914	130,675	187,777

(a)	On January 1, 2009, the Company adopted FSP No. APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” concerning convertible debt accounting, which has been incorporated into Accounting Standards Codification (“ASC”) 470, and FSP EITF 03-6-1 “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities” concerning the calculation of earnings per share, which has been incorporated into ASC 260. These rules require restatement of prior periods to conform to current accounting.

Evergreen Solar, Inc. (Nasdaq: ESLR)
Consolidated Statements of Cash Flows (a)
(in thousands)
(Unaudited)

	Year-to-Date Period Ended
	December 31,
	2008	2009
	(Adjusted)
Cash flows from operating activities:
Net loss	$(87,407)	$(265,208)

Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense	(7)	45
Imputed interest and accretion of bond premiums	(2,472)	(478)
Amortization of prepaid cost of inventory	3,694	11,240
Equity (income) loss from Sovello AG and impairment of investment	(8,435)	155,805
Amortization of deferred debt financing costs	861	1,382
Loss on loan receivable from silicon supplier	—	43,882
Loss on disposal of fixed assets	34,496	5,719
Depreciation expense	18,156	46,086
Provision for warranty	585	1,335
Accretion of capped call discount	345	—
Amortization of debt discount	5,148	11,744
Provision for deferred income taxes	—	(8,090)
Compensation expense associated with employee equity awards	7,246	6,669
Changes in operating assets and liabilities:
Accounts receivable	(26,168)	(19,170)
Grants receivable	19,908	—
Inventory	(15,406)	(11,390)
Prepaid cost of inventory	(43,012)	(2,097)
Other current assets	9,263	(5,205)
Accounts payable and accrued expenses	15,902	(22,019)
Interest payable	(237)	6,253
Other	1,659	6,403

Net cash used in operating activities	(65,881)	(37,094)

Cash flows from investing activities:
Purchases of fixed assets and deposits on fixed assets under construction	(345,256)	(110,820)
Proceeds from the disposal of fixed assets	12	503
Decrease (increase) in restricted cash	41,178	(2,914)
Increase in Sovello AG loan	(23,774)	(11,750)
Capital contribution to Sovello AG	—	(8,914)
Increase in other loans	(22,164)	—
Purchases of marketable securities	(98,500)	—
Proceeds from sale and maturity of marketable securities	93,059	76,716

Net cash used in investing activities	(355,445)	(57,179)

Cash flows from financing activities:
Proceeds from issuances of common stock, net of offering costs	166,726	72,421
Proceeds from China government loan	—	33,000
Proceeds from issuance of senior convertible debt, net of offering costs	363,963	—
Payment of capped call up-front premium	(39,543)	—
Proceeds from share lending agreement	3	—
Proceeds from exercise of stock options and warrants, and shares purchased under Employee Stock Purchase Plan	1,637	332

Net cash provided by financing activities	492,786	105,753

Net increase in cash and cash equivalents	71,460	11,480
Cash and cash equivalents at beginning of year	29,428	100,888

Cash and cash equivalents at end of year	$100,888	$112,368

(a)	On January 1, 2009, the Company adopted FSP No. APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” which has been incorporated into Accounting Standards Codification 470. The rule requires restatement of prior periods to conform to current accounting.